SELECTED DEALER’S AGREEMENT

August 28, 2008

Dear Sirs:

INDEPENDENT FILM DEVELOPMENT CORPORATION, (the “Company”), a corporation organized under the laws of the State of Nevada, hereby confirms its agreement with you as follows:

1.

The Company proposes to offer to selected accredited investors, an aggregate of 625,000 Units, each consisting of one Share of common stock ($0.0001 par value), and one warrant to purchase one Share of common stock at $4.00 per Share), for the price of $4 per Unit, pursuant to Regulation E of the Securities and Exchange Commission, and the Shares and the terms upon which they are to be offered for sale are more particularly described in the Offering Circular, dated August 29, 2008, Units of which will be offered to dealers who are registered brokers with FINRA.

2.

The Units are to be offered to the public pursuant to a Regulation E exemption from registration at a price of $4.00 per Unit (herein called the Public Offering Price) and in accordance with the terms of offering set forth in the Offering Circular.

3.

The Company represents, covenants and agrees as follows:

A.  The offer, offer for sale, and sale of the Units have not been and will not be registered with the United States Securities and Exchange Commission (the “Commission.”) The Shares are to be offered, offered for sale, and sold in reliance upon the exemptions from the registration requirements of the 1933 Act.  The Company will use its best efforts to conduct the Offering in compliance with the requirements of Regulation E and the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”), and the Company has filed the Form 1-E and will file all appropriate notices of the Offering with the Commission.

B.  The Company has prepared the Offering Circular, which contains all material information specified in the 1933 Act and the Rules and Regulations.  The Offering Circular and supplements thereto filed pursuant to any state “blue sky” or securities law do not contain, and will not contain, any untrue statement of any material fact or omit to state a material fact to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

#

C.  The consummation of the transactions or performance of the obligations contemplated herein and in the Offering Circular will not result in a breach of any terms of or constitute a default under any statute, indenture, mortgage or other agreement or instrument to which the Company or any of its affiliates is, or are a party or by which any of them is or are bound, or any order, rule or regulation by any court or government agency or body having jurisdiction over them or their affiliates; and no other consent, approval, authorization, or action is required for the consummation of this transactions or performance of the obligations contemplated herein and in the Offering Circular.

4.

You covenant and warrant to the Company that:

A.  You are a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which you are incorporated, with all requisite power and authority to enter into this Agreement, and to carry out your obligations hereunder.

B.  The consummation of the transactions contemplated in this Agreement will not result in a breach of any terms of or constitute a default under any statute, indenture, mortgage or other agreement or instrument to which the Company or any of its affiliates is, or are a party or by which any of them is or are bound, or any order, rule or regulation by any court or government agency or body having jurisdiction over them or their affiliates; and no other consent, approval, authorization, or action is required for the consummation of this transactions or performance of the obligations contemplated herein and in the Offering Circular.

C.  You are duly registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, as a broker-dealer and you are a member in good standing of FINRA 9 National Association of Securities Dealers, Inc. “NASD”) and are duly registered as a broker-dealer in those states in which you are required to be so registered in order to carry out the Offering contemplated by the Memorandum.

5.

Some of or all the several brokers are severally offering, subject to the terms and conditions hereof, a portion of the Shares for sale to certain dealers which are members of the FINRA  and agree to comply with the provisions of Section 24 of Article III of the NASD Rules of Fair Practice of such Association and to foreign dealers or institutions ineligible for membership in said Association which agree (a) not to resell Shares (i) to purchasers in, or to persons who are nationals of, the United States of America or (ii) when there is public demand for the Shares, to persons specified as those to whom members of said Associations participating in a distribution may not sell and (b) to comply, as though such foreign dealer or institution were a member of such Association, with Sections 8, 24, 25 (to the extent applicable to foreign nonmember brokers or dealers) and Section 36 of such Rules (such dealers and institutions agreeing to purchase Shares hereunder being hereinafter referred to as Selected Dealers) at the Public Offering Price less a selling commission of $.40 per Unit, payable as hereinafter provided, out of which commission an amount not exceeding $.20 per Unit may be reallowed by Selected Dealers to members of the FINRA, or to foreign dealers or institutions ineligible for membership therein which agree as aforesaid.

6.

On behalf of the brokers you shall act as Representatives under this Agreement and shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the private placement of the Shares.

7.

You shall use your best efforts to conduct the Offering in compliance with the terms and conditions set forth in the Offering Circular and with the requirements of Regulation E.

8.

This Agreement will terminate when you shall have determined that the offering of the Shares has been completed and upon facsimile notice to you of such termination, but, if not previously terminated, this Agreement will terminate at the close of business on the 30th day after the date hereof provided, however, that we shall have the right to extend this Agreement for an additional period or periods not exceeding 90 days in the aggregate upon facsimile notice to you.  Promptly after the termination of this Agreement, there shall become payable to you the selling commission on all Shares which you shall have purchased hereunder and which shall not have been purchased or contracted for (including certificates issued upon transfer) by us, in the open market or otherwise (except pursuant to Section 10 hereof), during the term of this Agreement for account of one or more of the several Brokers.  In the event the offering is terminated, the underwriter will be reimbursed only for its actual accountable out of pocket expenses.

9.

You agree to advise us from time to time upon request, prior to the termination of this Agreement, of the number of Shares purchased by you hereunder and remaining unsold at the time of such request, and, if in our opinion any such Shares shall be needed to make delivery of the Shares sold or over-allotted for the account of one or more of the Brokers, you will, forthwith upon our request, grant to us for the account or accounts of such Brokers or Brokers the right, exercisable promptly after receipt of notice from you that such right has been granted, to purchase, at the Public Offering Price less the selling commission or such part thereof as we shall determine, such number of Shares owned by you as shall have been specified in our request.

10.

You agree to comply with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Further, you agree to comply with Rules 2730, 2740, 2420, and 2750 of the NASD Conflict Rules (formerly Sections 8, 2425, and 36 of Article III of the NASD Rules of Fair Practice.

11.

Upon application, you will be informed as to the jurisdictions in which we have been advised that the Shares have been qualified for sale or exempt under the respective securities or blue sky laws of such jurisdictions, but neither we nor any of the Brokers assume any obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any jurisdiction or as to any sale therein.

#

12.

Additional copies of the Offering Circular will be supplied to you in reasonable quantities upon request.

13.

No Broker is authorized to act as our agent or as agent for the Brokers, or otherwise to act on our behalf or on behalf of the Brokers, if offering or selling the Shares to the public or otherwise.

14.

You shall not be under any liability for or in respect to the value, validity or form of the Shares or delivery of the certificates for the Shares, or the performance by anyone of any agreement on his part, or the qualification of the Shares for sale under the laws of any jurisdiction, or for or in respect of any matter connected with this Agreement, except for lack of good faith and for obligations expressly assumed by us or by the Brokers in this Agreement.   The foregoing provision shall not be deemed a waiver of any liability imposed under the Securities Act of 1933.

15.

Payment for the Units sold to you hereunder is to be made at the Offering Price, on such date as we may advise, by certified or official bank check payable to the order of Independent Film Development Corporation., at such place we shall specify on one day’s notice to you against delivery of certificates for the Shares.  Checks should be made payable to Independent Film Development Corporation.   There is no minimum contingency and proceeds may be utilized at the issuer’s discretion.  If any checks are delivered to any FINRA  member, the member must promptly, by noon, of the next business day, transmit all checks received to the issuer or any person entitled thereto.

16.

If you desire to purchase any of the Units, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith even though you have previously advised us thereof by telephone or facsimile.

DATED:_________________

INDEPENDENT FILM DEVELOPMENT

CORPORATION

By:______________________________

GEORGE IVAKHNIK

Vice President

DATED:

DEALER

By:________________________________